Exhibit 10.28

Description of Enhanced Retirement Benefit Arrangements
for Jill Kanin-Lovers

In connection with the commencement of the employment of Jill Kanin-Lovers by Avon Products, Inc., Avon agreed to provide an enhanced retirement benefit to Ms. Kanin-Lovers to compensate her for the loss or reduction of certain pension benefits that she would otherwise have received from her previous employers, and make up for future benefits not earned through a previous employer’s retirement plans. This enhanced retirement benefit consisted of a $900,000 credit to Ms. Kanin-Lovers’ account under Avon’s deferred Compensation Plan, and was intended to provide Ms. Kanin-Lovers with the same or greater benefits than she would have received from a previous employer at retirement at age 55, inclusive of vested pension benefits she will receive from that previous employer.

Half of this special deferred compensation balance was to vest by the end of Ms. Kanin-Lovers’ fourth year of service at Avon, and half after she attained age 55.

In connection with Ms. Kanin-Lovers’ impending separation from the Company in April 2004, these benefits will become fully vested.